Exhibit 99

FOR IMMEDIATE RELEASE

Contact:
Joy Marshall
joy_marshall@ucbi.com
(864) 241-8738

United Community Banks, Inc. Names George Bell to Board of Directors

GREENVILLE, S.C. – August 18, 2022 – United Community Banks, Inc. announced today that its Board of Directors has appointed George Bell as Director.

Bell is an experienced information technology executive and has more than 25 years of experience in financial services, previously working for Truist, BB&T, and Bank of America. In his most recent role, he served as the Executive Vice President - Software Engineering Group Head, Business Management Manager of Truist where he led a cross-functional team and provided technical leadership for human resources, legal, and business management function. He brings a wealth of knowledge in improving the quality of products and services to enhance customer services which will be invaluable to United.

“George embodies a skillset identified by our Board as essential to the growth of our company and we are honored to welcome him aboard,” said Lynn Harton, Chairman and CEO of United Community Bank. “I had the honor of working with George early in our careers and have always been impressed with his intelligence and understanding of the industry. His impeccable track record of leveraging leading technology and enabling customer-centric innovation will be particularly helpful to our team as our business continues to grow across some of the fastest-growing markets in the Southeast.”

“George brings us a fresh, experienced perspective to our board,” added Thomas A. Richlovsky, Lead Director of the Board. “As we continue to grow, we strive to attract and recruit board talent to assure effective ongoing oversight of the Bank’s strategy. George’s extensive experience in financial services with an emphasis on customer information management is an excellent complement to our existing capabilities.”

A native of New Bern, N.C., Bell received his master’s degree in business administration from East Carolina University and was an honors graduate of Barton College with a degree in mathematics. He lives in Charlotte, N.C. with his wife, Faye, and his daughter is entering her senior at Fordham University in the fall.

“It is an honor to join the Board of Directors for United Community Bank. I look forward to upholding the integrity and confidence that the customers place with United and working alongside the talented leadership team at the bank,” added Bell.

About United Community Bank, Inc.
United Community Banks, Inc. (NASDAQGS: UCBI) provides a full range of banking, wealth management and mortgage services for relationship-oriented consumers and business owners. As of June 30, 2022, United had $24.2 billion in assets and 195 offices in Florida, Georgia, North Carolina, South Carolina, and Tennessee, along with a national SBA lending franchise and a national equipment lending subsidiary. The company, known as “The Bank That SERVICE Built,” has been recognized nationally for delivering award-winning service. In 2022, J.D. Power ranked United highest in customer satisfaction with consumer banking in the Southeast, marking eight out of the last nine years United earned the coveted award. Forbes recognized United as one of the top ten World’s Best Banks in 2022. Forbes also included United on its 2022 list of the 100 Best Banks in America for the ninth consecutive year. United also received ten Greenwich Excellence Awards in 2021 for excellence in Small Business Banking and Middle Market Banking, including national awards for Overall Satisfaction and Likelihood to Recommend. United was also named one of the "Best Banks to Work For" by American Banker in 2021 for the fifth consecutive year based on employee satisfaction. Additional information about United can be found at www.ucbi.com.
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